Law Offices

Roberts & Henry

504 Talbot Street

P.O. Box 1138

St. Michaels, MD 21663

(410) 822-4456

February 25, 2002

The Ehrenkrantz Trust

595 Madison Ave., 38th Floor

New York, NY 10022

Gentlemen:

We have examined the Declaration of Trust of the Ehrenkrantz Trust

(the "Fund"), a Massachusetts Business Trust, the By-laws, and other various pertinent Fund documents that we deem material to this Opinion.

We have also examined Amendment 4 to the Fund's Registration Statement under the Investment Company Act of 1940, as amended ("Investment Company Act").

The Fund is authorized to issue an unlimited number of shares of beneficial interest without par value.

The Fund has filed with the United States Securities and Exchange Commission

(the "Commission") an election to register an indefinite number of shares pursuant to the provisions of Rule 24f-2 under the Investment Company Act.

You have advised us that each year during which shares are sold pursuant to the election, the Fund will timely file a notice pursuant to Rule 24f-2 perfecting the registration of the shares of each Series sold by the Fund during each fiscal year during which such election to register an indefinite number of shares remains in effect. In connection with the Rule 24f-2 Notice for the fiscal year ended December 31, 2001, you have requested that we provide you with the opinion contained herein.

Based upon the foregoing information and examination, it is our opinion that the shares of the Fund, the registration of which the Fund's Rule 24f-2

Notice for the fiscal year ended December 31, 2001 makes definite in number,

were legally issued, fully paid and non-assessable.

We hereby consent to the use of this Opinion with the Rule 24f-2 Notice.

Very truly yours,

/s/ Thomas C. Henry

Thomas C. Henry

TCH/pct

cc: Ms. Joan King